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                                                                      Exhibit 23



                                   ACCOUNTANTS' CONSENT



The Board of Directors
Pinnacle Bankshares Corporation



We consent to incorporation by reference in Registration Statement No. 333-63361 on Form S-8 and Registration Statement No. 333-69321 on Form S-3 of Pinnacle Bankshares Corporation of our report dated January 24, 2000, relating to the consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 1999 Annual Report on Form 10-KSB of Pinnacle Bankshares Corporation.



                                            /s/ KPMG LLP




Roanoke, Virginia
March 14, 2000